Contact: Robert E. Rout

Chief Administrative and

Chief Financial Officer

TO BE RELEASED:

9:00 a.m., Monday, July 20, 2009

S&T Bancorp, Inc. Announces Results

Indiana, Pennsylvania - S&T Bancorp, Inc. (NASDAQ: STBA) today announced a net loss of $10.2 million or ($0.37) diluted earnings per share for the quarter ended June 30, 2009 compared to net income of $13.9 million or $0.54 diluted earnings per share for the quarter ended June 30, 2008. For the six months ending June 30, 2009, the net loss was $13.3 million or ($0.48) diluted earnings per share. The decrease in net income and earnings per share for the second quarter 2009 is primarily due to higher provision for loan losses, increased Federal Deposit Insurance Corporation (FDIC) premiums and other-than-temporary impairments.

Todd D. Brice, president and chief executive officer, commented, "We are certainly disappointed in our second quarter earnings performance but believe the increases to provision expense and net loan charge-offs are prudent. We continue to address the credit stress in our commercial loan portfolio and are confident that these aggressive actions and our strong capital position will allow us to successfully work through this difficult period."

During the second quarter of 2009, net charged-off loans were $34.2 million. The most significant charged-off loans were:

  $26.5 million of a $30.3 million commercial relationship with an energy exploration and drilling company. Continued decreases in energy commodity prices have created going concern issues for the company and a collateral liquidation strategy is in process.
  $5.3 million on three Florida lot development projects with an aggregate balance of $8.8 million were charged down to current market valuations. The balance of the commercial relationship of $16.8 million is in performing status and comprised of projects primarily located in western Pennsylvania.
  $1.1 million of a $1.8 million loan for a regional restaurant that entered into bankruptcy.

The provision for loan losses was $32.2 million, $21.4 million and $5.6 million for the quarters ending June 30, 2009, March 31, 2009 and December 31, 2008, respectively. The allowance for loan losses to total loans for the same periods was 1.67 percent, 1.70 percent and 1.20 percent, respectively. Included in the $57.9 million allowance for loan losses is $15.0 million of specific reserves for nonperforming and other troubled loans as of June 30, 2009. In addition, the reserve for unfunded commitments, classified separately from the allowance for loan losses, was increased $3.3 million to $4.6 million during the first half of 2009. Also during the first six months of 2009, net charge-offs were $38.4 million or 2.20 percent of average loans on an annualized basis. For the same period of 2008, net charge-offs were $2.1 million or 0.15 percent of average loans on an annualized basis.

Nonperforming loans totaled $71.4 million at June 30, 2009 compared to $92.0 million and $42.5 million as of March 31, 2009 and December 31, 2008, respectively. The nonperforming loans to total loans for the same periods were 2.06 percent, 2.62 percent and 1.19 percent, respectively. The most significant components of nonperforming loans at June 30, 2009 included:

  $17.1 million for three commercial real estate projects in the New York and Connecticut regions. Projects include undeveloped land, mixed-use commercial properties and a new condominium project. Specific reserves of $6.1 million have been established for these projects.
  A $7.9 million commercial real estate relationship consisting of multiple retail projects in the western Pennsylvania region. A $0.1 million specific reserve has been established.
  $7.3 million residual values on remaining collateral for the energy related and Florida lot development loans partially charged off this quarter. Collateral values are believed to approximate current market values.

Brice commented, "Addressing troubled commercial credits quickly and conservatively has always been, and will continue to be, our credit philosophy. While we have been dealing with some stresses in our commercial loan portfolio, it is noteworthy that our residential mortgage and home equity portfolios continue to perform well as a result of traditionally conservative underwriting and the avoidance of any subprime loan products."

Net interest income on a fully taxable equivalent basis increased by $3.0 million, or 9 percent, to $37.9 million for the second quarter of 2009, as compared to the same period of 2008. For the six months ending June 30, 2009 and 2008, respectively, net interest income on a fully taxable equivalent basis increased $8.8 million or 13 percent. Net interest income was positively affected by the IBT acquisition in the second quarter of 2008, and partially offset by higher delinquent interest. The net interest margin on a fully taxable equivalent basis was 3.86 percent, 3.82 percent and 4.08 percent for the quarters ending June 30, 2009, March 31, 2009 and June 30, 2008, respectively.

Earning assets have decreased $176.2 million over the past six months, primarily due to decreased commercial loan demand and balance sheet deleveraging activities that allow maturing investment securities to reduce borrowings. Residential mortgage and home equity loan applications have achieved record levels during the first six months of 2009 as consumers took advantage of lower interest rates. $59.4 million of residential mortgage loans and $80.2 million of home equity loans were originated during the year-to-date period ending June 30, 2009. Most of the new residential mortgage loans are sold to FNMA in order to minimize the interest rate risk associated with long-term mortgages in loan portfolios.

Deposits decreased $72.6 million during the six-month period primarily due to lower deposit pricings as a result of reduced funding demands for loan growth. However, a $29.7 million increase in demand deposits is especially encouraging since this has been an area of strategic focus in order to deepen our relationship banking philosophy with both commercial and retail customers.

Noninterest income, excluding investment security losses, increased $2.0 million, or 20 percent, for the second quarter of 2009 as compared to the second quarter of 2008. For the six-month period ending June 30, 2009 as compared to the same period in 2008, noninterest income, excluding investment security losses, increased $3.3 million, or 18 percent. The increases are primarily due to record performances in mortgage banking activities, strong debit/credit card revenues and higher deposit fees. Positively affecting debit/credit card and deposit fees was the increased customer base resulting from the IBT merger in the second quarter 2008, as well as organic expansion of demand deposit accounts.

Net investment security losses for the second quarter of 2009 were $1.3 million. The investment security losses for the second quarter of 2009 are primarily due to an other-than-temporary impairment charge for one equity holding. The equity securities portfolio has a market value of $12.5 million and net unrealized losses of $2.7 million as of June 30, 2009, as compared to $13.2 million and $4.0 million of unrealized losses at March 31, 2009.

Noninterest expense increased $10.4 million, or 46 percent, for the second quarter of 2009, as compared to the second quarter 2008 period. For the six-month period ending June 30, 2009 as compared to the same period in 2008, noninterest expense increased $17.9 million, or 44 percent. Significant factors contributing to these increases are higher staff levels, infrastructure costs and core deposit intangible amortization related to the IBT merger, FDIC insurance premiums and surcharges, pension expense, reserve for unfunded loan commitments, other-than-temporary impairment charges for affordable housing partnerships and legal and consulting costs for troubled loans.

On January 16, 2009, S&T received $108.7 million of funds from the U.S. Treasury's Capital Purchase Program through the issuance of preferred stock and warrants for common stock. The purpose of the government program was to promote lending by healthy banks to individuals and businesses in order to stimulate the economy. Expenses associated with this preferred stock were $2.8 million for the six-month period ending June 30, 2009. Brice commented, "Participation in the Capital Purchase Program was a difficult decision for S&T since we were already designated as "well capitalized" by regulatory guidelines. While the additional capital is comforting during these times, our intention is to obtain regulatory approval for returning these funds once a positive direction in the economy becomes more clear." S&T's capital ratios for leverage, Total, Tier I and tangible common capital to tangible assets at June 30, 2009 were 9.56 percent, 14.60 percent, 11.33 percent and 6.23 percent, respectively.

S&T Bancorp, Inc. declared a common stock quarterly dividend of $0.15 per share on June 15, 2009 which is payable on July 24, 2009 to shareholders of record as of June 30, 2009. This dividend represents a 5 percent projected annual yield utilizing the June 30, 2009 closing market price of $12.16.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates 55 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $4.2 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market System under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, change in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. In addition to the results of operations presented in accordance with GAAP, S&T management uses, and this press release contains or references, certain non-GAAP financial measures, such as net interest income on a fully tax-equivalent basis and operating revenue. S&T believes these non-GAAP financial measures provide information useful to investors in understanding our underlying operational performance and our business and performance trends as they facilitate comparisons with the performance of others in the financial services industry. Although S&T believes that these non-GAAP financial measures enhance investors' understanding of S&T's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. A reconciliation of these non-GAAP financial measures are presented in the attached financial data spreadsheet. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.